MG SmallCap Fund 10f3

Transactions Q1 2000

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	Security Purchased    	Comparison Security    	Comparison Security C<>
Issuer	Integrated Information Systems	Agency.com, Ltd.	Whittman-Hart
Underwriters

FleetBoston Robertson Stephens, US

Bancorp Piper Jaffray, Robert W Baird,

Legg Mason, Chase H&Q, CIBC World

Markets, DBSI, First Union, ING Barings,

Lehman Bros, Prudential, Adams Harkness

& Hill, Robinson-Humphrey, Sutro

		Goldman Sachs, Salomon Smith Barney, Hambrecht & Quist, etc.	DLJ, Adams Harkness & Hill, Bancamerica Robertson Stephens, Deutsche Morgan Grenfell,etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	IISX	ACOM	WHIT
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Robertson Stephens	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	3/17/2000	12/8/1999	5/8/1998

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 69,000,000.00	$ 153,400,000	$ 130,140,000
Total	$ 69,000,000.00	$ 153,400,000	$ 130,140,000

Public offering price	15.00	26.00	43.38
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.82 (7%)	$ 2.17 (5%)

Shares purchased	300	n/a	n/a
$ amount of purchase	$ 4,500.00	n/a	n/a

% of offering purchased by fund	0.007%	n/a	n/a
% of offering purchased by associated funds*	0.017%	n/a	n/a
Total (must be less than 25%)	0.024%	n/a	n/a
* DeAM Small Cap Equity